March 15, 2006

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Luna Technologies International, Inc. of the following:

Our report dated March 31, 2005 to the Stockholders and Board of Directors on the financial statements of Luna Technologies International, Inc. as of December 31, 2004 and 2003 and for the years then ended included in the Company’s annual filing on Form 10-KSB (as amended) filed with the Securities and Exchange Commission.

Sincerely,

“Dale Matheson Carr-Hilton LaBonte”
Dale Matheson Carr-Hilton LaBonte
Chartered Accountants
Vancouver, Canada